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                                                                  EXHIBIT 10.25

                                 June 16, 1997


Mr. Thomas M. Rodgers, Jr.
c/o Physician Health Corporation
990 Hammond Drive, Suite 300
Atlanta, Georgia  30328

Dear Tom:

     Reference is made to those certain letter agreements dated November 27, 1995 and May 7, 1996, respectively (collectively, the "Letter Agreements") between Physician Health Corporation ("PHC") and you pursuant to which you have provided financial consulting services to the Company. Since the respective dates of the Letter Agreements, you have become employed by PHC as one of its executive officers. The purposes of this letter agreement (this "Agreement") are to document the settlement all fees that have been earned or may be earned under the Letter Agreements, to terminate the Letter Agreements and to acknowledge the granting of certain options to you.

  1.  Settlement of Fees.  Notwithstanding the terms of the Letter Agreement, in
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settlement of fees that have been earned or may be earned under the Letter
Agreements, you acknowledge that payment of the following amounts and granting of the following options will fulfill any and all obligations of PHC to you under the Letter Agreements:

  (a) $120,000 on January 15, 1998 or at such other time as may be mutually agreeable to you and PHC, together with interest at the rate of 9% per annum from and after June 16, 1997;

  (b) $50,000, together with interest at the rate of 9% per annum from and after January 1, 1996, payable on May 6, 2000 (or earlier if agreed by you and PHC);

  (c)  $220,000 at March 15, 1998 (or earlier if agreed by you and PHC)

  (d) A non-qualified stock option to purchase 7,648 shares of Prime Common Stock at an exercise price of $0.011 per share; and

  (e) A non-qualified stock option to purchase 37,500 shares of Prime Common Stock at an exercise price of $1.10 per share (the "37,500 Options").

Thomas M. Rodgers
June 16, 1997
Page 2


  In addition, the Company is accelerating the vesting of any options yet unvested of the 350,000 options granted to you at an exercise price of $1.15 per share pursuant to the May 7, 1996 Letter Agreement, which were determined to be exercisable for 350,000 shares of Prime Common Stock by PHC's Board of Directors (the "350,000 Options"). You acknowledge that in addition to amounts payable to you as provided above, $100,000 has already been paid to you pursuant to the November 27, 1995 letter agreement and $320,000 has been paid to you in connection with the Weston Presidio investment.

  2.  Termination of Letter Agreements.  You and PHC agree that no options, fees
      --------------------------------
or other benefits have been or will be earned under the Letter Agreements except as previously paid or set forth in Section 1 above. The Letter Agreements are hereby terminated and the obligations set forth in Section 1 shall continue as independent obligations of PHC. PHC is not obligated to pay you or issue to you any other options, warrants or other forms of equity securities related to capital raising activities that you undertake on behalf of PHC. You agree to waive the right to purchase 12,500 shares of PHC Common Stock at $4 per share as was granted to you by PHC's Board of Directors.

  3.  New Options.  In consideration of your service as a key PHC employee, the
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Corporation is granting you an incentive stock option to purchase 243,000 shares of PHC Common Stock at an exercise price of $4 per share (the "243,000 Options") evidenced by a stock option agreement dated as of the date hereof.

  4.  Exercise of Certain Options.  You hereby exercise the 37,500 Options and
      ---------------------------
the 350,000 Options. The exercise price for such options will be paid as follows:

  (a) For the 37,500 options, $93.75 in cash (the par value of the shares) and a note payable in principal amount of $41,156.25.

  (b) For the 350,000 Options, $875 in cash (the par value of the shares) and a note payable in principal amount of $401,675.

The notes will provide for interest at 6.80% and will have a term of ten years from the date of grant of the respective options (June 16, 1997 and May 7, 1996, respectively). However, proceeds or payments in respect of or relating to the shares (whether dividends, sale proceeds or otherwise) will also be applied against the notes as provided therein. The Company will reimburse you for all interest paid under each note except interest payable during an event of default under such note, with an appropriate gross-up to cover any income tax obligations you incur as a result of the reimbursement. Payment of each note will be secured by a pledge of the applicable shares, but will otherwise be nonrecourse.

Thomas M. Rodgers
June 16, 1997
Page 3


  5.  Disputes as to Amounts of Reimbursements.  In the event that you and
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PHC are unable to agree on the amount of the reimbursement or gross-up under
Section 4 within 30 days of negotiations, determination of the amount of reimbursement will be referred to a tax partner in the Atlanta, Georgia office of Arthur Andersen, LLP whose determination will be final and binding. Each of us will fully cooperate with Arthur Andersen, LLP, in such process. PHC will pay the fees of Arthur Andersen, LLP.

  6.  Grant of Piggy-Back Registration Rights.  Contemporaneously with this
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letter, you will execute a joinder to PHC's Master Registration Rights Agreement dated as of June 16, 1997, as a "Stockholder" with respect to the shares received upon exercise of the 350,000 Options. By executing this letter, you acknowledge that you are not entitled to any other registration rights.

  7.  Compensation Following Termination of Employment without Cause.  In the
      --------------------------------------------------------------
event that PHC terminates your employment other than "for cause", you will be entitled to receive salary and benefits at the rate you are receiving them at the date of termination of employment for a period of six months following the termination of employment (the "Severance Package"). You will be entitled to the Severance Package only if and to the extent that equivalent benefits are not available to you under any employment agreement between us from time to time in effect (your "Employment Agreement") or under any other arrangement with PHC. In other words, the Severance Package is intended to be a "floor" level of benefits for you in the event of your termination other than for cause, and not in addition to any other severance benefits to which you may be entitled.

  8.  Definition of "for cause".  A termination by PHC of your employment shall
      -------------------------
be deemed to be "for cause" any of the following reasons (provided, however, that the definition of "for cause" in this paragraph 8 shall be superseded by any definition of "for cause" termination by PHC as may be included from time to time in your Employment Agreement):

      (a) you shall have substantially breached a material provision of your Employment Agreement, which breach remains uncorrected for more than thirty
  (30) days following written notice detailing the specific provision for which a breach is alleged, and, if applicable, setting forth the actions which, when taken, will correct the breach; or

      (b) your conviction of a felony which in the reasonable judgment of the Company's Chairman of the Board of Directors materially affects your ability to perform your employment duties, or your commission of an act of fraud, embezzlement or material dishonesty against the PHC or its affiliates as determined in good faith by the Chairman of the Board of Directors based on information she deems reasonable and adequate (provided, however, that prior to any

Thomas M. Rodgers
June 16, 1997
Page 4


  termination for cause based on allegations of improper payment or reimbursement of personal expenses, you will be given written notice of the expenses at issue. If you pay such expenses within ten (10) days of the notice, your employment shall not be terminated for cause.); or.

      (c) your intentional neglect of or material inattention to your employment duties, which neglect or inattention remains uncorrected for more than thirty (30) days following written notice from PHC's Board of Directors detailing the Board's concern.

If Sarah Garvin is not as of your termination the Chairman of the Board of Directors, or is removed as Chairman of the Board of Directors within ninety
(90) days of your termination, then any determination in accordance with this subparagraph (b) above must be confirmed by arbitration in accordance with the "Expedited Procedures" set forth in the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the "Rules"). The arbitration shall be held in such place in the metropolitan Atlanta, Georgia area as may be specified by the arbitrator, and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this agreement) the United States Arbitration Act (9 U.S.C. (S)(S)1-16) to the extent not inconsistent with this letter agreement. The decision of the arbitrator will be final and binding upon the parties. The determination of which party (or combination of them) will bear the costs and expenses of the arbitration proceeding shall be determined by the arbitrator. The arbitrator will have the discretionary authority to award to a party part of the reasonable attorneys' fees expense of a party.

  9.  Tax Effect of 350,000 Options.  The 350,000 Options will be treated as
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non-qualified options under the Internal Revenue Code.  If you are required to pay federal and state income taxes or related amounts (collectively "Taxes") as the result of exercise of the 350,000 Options, PHC will pay you cash, or at PHC's option issue to you an amount of PHC securities (valued at the average of the closing market price of such securities on the five trading days prior to the date the payment is due or, in the event that PHC Common Stock is not then publicly traded, the price at which such securities were valued in the then most recent acquisition transaction in which such securities were issued), in an amount that would be necessary to make your after-tax gain the same as if the applied aggregate state and federal tax rate were 24%. At the time you pay the Taxes, PHC will also lend you the amount of the Taxes for which you are not entitled to reimbursement. Such loan will be evidenced by a promissory note with a two year term, interest at the then applicable federal rate and such other not inconsistent terms as are included in the notes you executed to exercise your options as provided in this letter. In the event that you and PHC are unable to agree on the amount of the loan or reimbursement within 30 days of negotiations, determination of the amount of reimbursement will be referred to a tax partner in the Atlanta, Georgia office of Arthur Andersen, LLP, whose determination will be final and binding. Each of us will fully cooperate with Arthur Andersen, LLP, in such process. PHC will

Thomas M. Rodgers
June 16, 1997
Page 5


pay the fees of Arthur Andersen, LLP.

  10.  Disputes Under Certain Circumstances.  In the event that Sarah C.
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Garvin ceases to serve as Chairman of the Board and Chief Executive Officer of
PHC and PHC fails to fulfill its obligations to you under this agreement, PHC shall pay any and all legal fees incurred by you in enforcing your rights under this agreement. Such fees shall be paid monthly in advance by PHC based on estimates provided by your attorneys (and any unused fees shall be returned to PHC). PHC waives any rights to contest the enforceablility of this Section 10 on public policy or any other grounds.

  11.  No Other Agreements.  This Agreement, the stock option agreement
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reflecting the 243,000 options, the notes executed in connection with the purchase of the 350,000 Options and the 37,500 Options and the stock pledge agreements reflecting the pledge of your stock to pay such notes represent the entire agreement between you and PHC with respect to the subject matter hereof, and supersede all prior agreements, written or oral between us with regard to these matters, including the Letter Agreements.


                                    Very truly yours,


                                    PHYSICIAN HEALTH CORPORATION


                                    By: /s/ Sarah C. Garvin
                                        -------------------
                                        Sarah C. Garvin,
                                        President

AGREED TO AND ACCEPTED
THIS 16th DAY OF JUNE, 1997.


/s/ Thomas M. Rodgers
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Thomas M. Rodgers